LICENSE FOR SOFTWARE DEVELOPMENT AND DISTRIBUTION AGREEMENT

This License Agreement for Software Development and Distribution ("Agreement") is entered into as of June 30, 2008 (the "Effective Date") by and between Platinum Studios, Inc. ("Platinum"), a California corporation, and Brash Entertainment, LLC ("Licensee"), a Delaware limited liability company. All capitalized terms used in this Agreement and the attached Exhibits and Addenda shall be defined terms in the Agreement or in the Glossary Addendum attached hereto.

1. PROPERTY ELEMENTS: The elements of the "Property" licensed pursuant to the terms and conditions of this Agreement shall consist collectively of (a) the graphic novel “COWBOYS & ALIENS” and all copyrightable elements therein for which copyright resides with Platinum; and (b) the name and the title treatment logo of the graphic novel described in subsection (a). Platinum shall use commercially reasonable efforts to obtain rights to motion picture elements of the motion picture currently entitled “COWBOYS & ALIENS” (the “Motion Picture”), including, without limitation, access to creative talent, access to the set, set blue-prints and designs, costume designs, character voices and likenesses, music, and other theatrical materials that will assist Licensee in creating the Title (as defined below) (collectively, “Motion Picture Assets”) for purposes of inclusion in the Title; provided, however, that a failure to obtain such rights (notwithstanding commercially reasonable efforts to do so) will not result in a breach of this Agreement. To clarify, with respect to character voices and likenesses, Platinum shall use commercially reasonable efforts to provide Licensee with the right to use such character voices and likenesses in the Title with no further cost to Licensee. To the extent Platinum obtains any Motion Picture Assets, such Motion Picture Assets shall be included within the definition of Property and the rights granted hereunder, subject to any contractual restrictions imposed by the motion picture studio producing the Motion Picture.

2. RIGHTS GRANTED:

(a) Development Rights: Platinum grants to Licensee a non-transferable, exclusive license to develop and release video game products derived from the Property on the following platforms: (i) Console: Microsoft Xbox 360 ("Xbox 360"), Sony Playstation 2 ("PS2"), Sony PlayStation 3 ("PS3"), and Nintendo Wii ("Wii"); (ii) Handheld: Sony PSP ("PSP") and Nintendo Dual Screen ("DS"); (iii) all PC-CD ROM and Mac formats ("PC/Mac"); (iv) Xbox Live Arcade for the video game arena and like platforms from other first party proprietors, such as Sony HOME, Sony Playstation Network, and Nintendo Wii Storefront (“First Party Platforms”);  (v) online; (vi) wireless handheld devices such as mobile telephones, PDAs, iPods, and Zunes; and (vii) any future or successor platforms to the platforms named in this sentence to the extent such platforms are commercially available during the Term (as defined in Paragraph 4 below) (collectively, the “Platforms”). Such video games shall be referred to as the "Title." The right to develop the Title shall include the non-exclusive right to use, copy, and reproduce certain copyrightable elements from the Property. Licensee may use any translations of the name of the Property within the Territory, but Platinum makes no representation or warranty that such translation(s) are available for use as game titles without violation of any third party copyright or trademark for such purpose. Notwithstanding the foregoing, Licensee acknowledges that Platinum has previously licensed to the studio making the motion picture (the “Studio”) the right to create free online games based on the Property solely for promotion of the motion picture, and that such games do not constitute a violation or breach of this Agreement. Platinum shall use its best efforts to encourage the Studio to use such games to promote the Title, as well.

Platinum shall provide access to or deliver to Licensee any Motion Picture Assets to which it obtains the rights in a timely manner. Subject to any limitations or conditions contained herein and/or in any third party agreements of which Licensee has been notified, Platinum shall use commercially reasonable efforts to obtain the right for Licensee to use the elements of the Motion Picture Assets on the packaging for the Title and in the marketing and promotion thereof, provided however that no likenesses of any of the actors from the Property may be used on the packaging or in the marketing of the Title unless such talent likenesses are used in-game and may only be used as they appear in-game. These Motion Picture Assets shall be delivered to Licensee on such date(s) as mutually agreed by the parties.

(b) Mobile Rights: In addition to the rights set forth in Paragraph 2(a), Platinum grants to Licensee the exclusive license to develop content based solely on unique, game-only elements of the Title (“Unique Title Assets”) on wireless handheld devices such as mobile telephones, PDAs, iPods, and Zunes (“Mobile Rights”). Such Mobile Rights shall include, but are not limited to, the right to develop the following: games that are derivative of the game set forth in Paragraph 2(a), casual games, ringtones (including, but not limited to, real tones, “teen buzz” ringtones, ringback tones, polyphonic ringtones, monophonic ringtones, and watchtones), a mobile web (consisting of a WAP site with mobile storefront capabilities), SMS and MMS text messaging, graphics (such as wallpapers), and video (including, but not limited, to “mobi-sodes,” mobile video content from the Property, and mobile video content from the Title). To clarify, Mobile Rights do not include any Motion Picture Assets unless separately granted such rights by the motion picture studio.

(c) Sequel/Prequel Rights: Platinum also grants to Licensee the exclusive right to develop and release video games derived from any sequels or prequels to the Property on the same financial terms as set forth in this Agreement. In addition, Licensee shall have the exclusive right to develop and release sequel or prequel video games derived from the Title, regardless of whether a sequel or prequel to the Property is distributed or exploited, on terms to be negotiated in good faith between the parties. Furthermore, Licensee shall have the exclusive right to develop and release non-sequel video games derived from the Property on terms to be negotiated in good faith between the parties. Any sequels or prequels must be released during the Term.

(d) Publishing Rights: Platinum further grants to Licensee the exclusive right to manufacture, publish, distribute, market, advertise, promote and sell the Title, subject to any limitations or conditions that Platinum may specify in this Agreement, throughout the Term and Territory (defined below)

(e) Sublicensing Rights: Licensee shall have the right to sublicense the rights granted to it under this Agreement with respect to development and distribution of the Title.

(f) Restriction on Rights: The rights being granted hereunder do not include the right to use, copy, simulate or reproduce in the Title or in any marketing or advertising materials therefor the names, likenesses, voices or character voices of any of the actors who perform in the Property, or any film or audio clips from the Property, without Platinum’s prior written approval and subject to the obligations and limitations imposed on Platinum by the talents' agreements for services for the Property and/or the relevant guild agreements.

(g) Rights Reserved: Platinum reserves all rights not granted to Licensee hereunder now known or hereafter created, including, without limitation, DVD (or similar home video technology) clip and artwork -based games (using trivia and simple puzzles and the like) with or without game boards, arcade game machines, pachinko/pachisuro/pachislot games, slot machines and other gambling machines, all of which may be derived from or based upon the Property and Platinum or its Affiliates shall be free, without restriction, to exercise such rights during the Term of this Agreement; provided, however, that any promotion for the Title shall only be undertaken at the mutual agreement of the parties with respect to all the terms and elements thereof, and as between Platinum and Licensee, Licensee shall bear the expense of any such mutually agreed promotions.

(h) Credit: Platinum shall receive credit in the Title in a fashion commensurate with industry standard, subject to applicable console manufacturer restrictions. At a minimum, Platinum’s credit shall read: “Based on Platinum Studios Comics’ graphic novel created by Scott Mitchell Rosenberg.” This credit shall appear in the manual, in the game, and on the back of the box (within a legal line).

Platinum makes no representation or warranty as to the amount of gross sales or profits Licensee will derive from the rights licensed hereunder or that the Property will appear or continue to appear in or as part of any program, motion picture or other work or that any such work will be or continue to be exploited. Platinum and/or its Affiliates may from time to time, at any time, delay, discontinue, resume or change any present or future use of the Property; provided however that any delay in the release of the Property in theaters shall automatically extend the release obligations of Licensee by an amount of time equal to the amount of the delay, and the parties shall negotiate in good faith a reduction of the Guarantee set forth in Paragraph 6. The immediately preceding sentence shall be subject to the obligations set forth in Paragraph 8.

3. EXCLUSIVITY/ HOLDBACK: Other than the rights reserved to Platinum in Paragraph 2(f) and as may be otherwise limited or excepted in this Agreement, Licensee shall have the exclusive right to use the elements of the Property in accordance with the terms and conditions of this Agreement in connection with video game rights for the Property granted hereunder during the Term. During the Term, Platinum shall not authorize the Release for sale of video games based on the Property. With respect to any prequels or sequels authorized pursuant to Paragraph 2(c), the period of exclusivity shall extend for twelve (12) months from the initial commercial release of such sequel or prequel, notwithstanding any expiration of the Term.

4. TERM: The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with the terms set forth herein, shall expire four (4) years from the Effective Date (the "Term"). In addition, commencing on the initial commercial release of the Title and expiring five (5) years thereafter, there shall exist for the Title an exploitation period (“Exploitation Period”) during which the rights granted hereunder with respect to the Title shall continue to allow Licensee to manufacture, package, distribute, market, promote, advertise, sell, and otherwise exploit the Title. The Exploitation Period shall be exclusive during such time as it coincides with the Term, and shall be non-exclusive thereafter. Any extension of the Term or the Exploitation Period shall be mutually agreed between the parties.

5. TERRITORY: The territory to be covered by this Agreement is worldwide ("Territory").

6. GUARANTEE: Licensee shall pay to Platinum a minimum "Guarantee" for the Title in the amount of US$250,000, which Guarantee shall be paid as follows: (a) US$125,000 payable upon mutual execution of the Agreement; and (b) US$125,000 payable no later than July 31, 2008. If Licensee fails to pay the US$125,000 payment pursuant to subsection (b) of this Paragraph, then Platinum shall have the right to terminate this Agreement, provided that it shall have no recourse against Licensee for the payment of such US$125,000 and the payment pursuant to subsection (a) of this Paragraph is non-refundable.

Production Fee: In addition to the Guarantee, Licensee shall pay to Platinum a “Production Fee” for the Title, which is payable as follows: (a) US$125,000 payable upon the earlier of (i) commencement of production of the first Title, or (ii) the date on which the motion picture upon which the Title is based is greenlit for production (as such terms are commonly understood in the film industry) by a major motion picture studio with a budget of no less than US$60 million; and (b) US$125,000 payable upon the earlier of (i) Platinum’s approval of the Gold Master version of the first Title; or (ii) the theatrical release of the motion picture upon which the Title is based. Such Production Fee is subject to a further “Production Services Agreement” that shall be entered into between the parties within thirty (30) days of the Effective Date.

Licensee shall have the right, any time during the Term, to seek one or more third-parties to co-finance the development of the Title provided that such co-financing arrangements shall not modify the terms of this Agreement.

The Guarantee and Production Fee shall serve as a non-refundable (except as otherwise expressly provided herein) advance against and shall be recouped from the Royalties and any Sponsorship Revenue (as defined in Paragraph 10) payable to Platinum for the Title. The Guarantee, Production Fee, Royalties, and Sponsorship Revenue are specific to this Agreement, and may not be cross-collateralized for recoupment purposes with any other titles that are the subject of other agreements between the parties.

7. ROYALTIES: Licensee shall pay to Platinum and Platinum shall earn a Royalty from the Net Sales of all formats of the Title as set forth below.

(a)  Console and Handheld Platforms: License shall pay to Platinum and Platinum shall earn the following Royalties from the Net Sales of all console and handheld formats of the Title in the Territory:

8% of Net Sales on sales of 1 to 600,000 units sold and not returned; and
10% of Net Sales on sales of 600,001 + units sold and not returned.

(b)  First Party Platforms: Platinum shall receive 10% of all revenue received by Licensee in connection therewith, less any unaffiliated third-party costs.

(c) Mobile: Platinum shall receive 25% of all revenue received by Licensee in connection therewith, less any unaffiliated third-party costs.

(d)  Digital Distribution: Platinum shall receive 25% of all revenue received by Licensee in connection therewith.

As used herein, "Net Sales" of the Title (or format thereof) shall mean the gross invoice Wholesale Price of shipments of all units of the Title to unrelated third parties (including without limitation shipments made by Licensee, its affiliates and/or distributors) less (i) fully burdened cost of goods and platform and licensing fees; (ii) actual price protection and returns provisions; (iii) actual tax, excise, and duties; (iv) actual trade discounts incurred; (v) royalties to unaffiliated third parties; and (vi) actual marketing and distribution costs. Licensee may deduct a reasonable reserve for items (ii) and (iv) not to exceed 20% of Net Sales in the aggregate ("Title Reserve"). The Title Reserve shall be used as a holdback to account for the actual returns, price protection, mark-down and allowance percentages that are permitted above per the definition of Net Sales. The Title Reserve shall be liquidated six (6) months after the sale of the Title unit, which liquidation shall start six (6) months after the first sale of the Title and continue each calendar quarter thereafter.
Net Sales shall be calculated, and the Royalty shall accrue to Platinum, when the Title is shipped and/or invoiced, whichever comes first.

"Wholesale Price" means the actual price Licensee charges to those who ultimately sell the Title (i.e. retailers or third-party distributors) to the public. If Licensee sells the Title directly to consumers, the Wholesale Price shall mean the price charged the consumer (less shipping and handling fees and sales tax, if any).

Licensee shall in good faith attempt not to reduce its Wholesale Price for the Title in the first four (4) months of Initial Release; provided, however, Licensee reserves all rights to set its prices (including, but not limited to, wholesale) for the Title for its customers, which shall include, but is not limited to, the right to reduce the Wholesale Prices of the Title as may be commercially necessary during the first four (4) months of Initial Release. Licensee shall treat the Title with respect to price reductions in a similar fashion and manner to other comparable titles published by Licensee.

With respect to the merchandising of Unique Title Assets, which rights shall be controlled by Platinum, Platinum acknowledges and agrees that Licensee shall receive 50% of all revenue received by Platinum with respect to such Unique Title Assets, less any unaffiliated third-party costs.

8. RELEASE OBLIGATIONS: Licensee shall Release the Title on all platforms in the United States concurrent with the theatrical release of the Property in the United States (currently scheduled for release in Summer 2010). Platinum shall apprise Licensee of the theatrical release date and the DVD release date of the Property as soon as is reasonably practicable. Licensee acknowledges that the intent of this Agreement is to have the Release of the Title on all platforms coincide with the theatrical release of the Property. As such, should the theatrical release date of the Property be changed to a date later than that which shall be identified initially and notified to Licensee, Licensee shall be timely informed in writing by Platinum of such change and Licensee shall adjust its release of the Title to coincide with the revised theatrical release date. Notwithstanding the foregoing, in the event that the theatrical release of the Property is delayed more than 90 days from the currently-anticipated release date, then Platinum and Licensee shall negotiate in good faith a potential reduction in the Guarantee to off-set resulting development and marketing costs. If Licensee fails to release all formats of the Title by the date that is three (3) months after the date described above (subject to further extension for any intervening force majeure events), Platinum at its election may either terminate this Agreement with respect to only that format of the Title not Released by such dates or terminate this Agreement pursuant to Paragraph 23.

9. DISTRIBUTION OBLIGATIONS:

Licensee shall have the right to distribute the Title in all customary and standard channels of distribution, including, but not limited to, trade, retail, rental outlets, online, digitally, and mobile (“on” and “off” deck).

Should Licensee enter into a bundle/OEM arrangement or non-traditional distribution deal for the Title for which Licensee receives financial remuneration, Platinum shall receive 8% of net licensing fees received by, accruing or credited to Licensee for Bundles, and 8% net licensing fees received by, accruing or credited to Licensee for OEMs. "Net licensing fees" shall mean gross revenue from any such transaction less only refunds Licensee is required to make to its licensee but in no event will Licensee deduct any administration or agency fees.

In connection with Licensee's distribution rights, it shall comply with the following:

(a) Concept Approval: Licensee shall be responsible for and shall obtain from the appropriate console and handheld manufacturing entities concept and manufacturing approval for the Title.

(b) Duplication: Licensee shall be responsible for having the Title manufactured and duplicated and for all costs thereof. Licensee shall supply to the console and handheld manufacturers or their licensed manufacturers the master(s), samples of the Title, the documentation and manuals for the Title, and all other collateral material as have been approved by Platinum that are reasonably required to manufacture, or have manufactured the Title.

(c) Manufacturing Royalties: As between Platinum and Licensee, Licensee shall be solely responsible for the payment of any fees and/or manufacturing royalties due to the appropriate manufacturing entities for the manufacture and/or sale of the Title.

(d) ESRB and First Party Platforms Compliance/Authorized Publisher: Licensee shall submit to the ESRB and its foreign ratings board equivalents the Title and all other materials required to be submitted for ratings compliance, the costs for which Licensee shall bear, and Licensee shall comply with all rules and regulations established by the ESRB and its foreign equivalents regarding the distribution of video game products. In addition, Licensee shall submit to the first parties the title and all other materials required to be submitted for compliance with the ratings system of First Party Platforms, the costs for which Licensee shall bear, and Licensee shall comply with all rules and regulations established by the first parties regarding the distribution of video game products. Licensee shall be an authorized publisher with any or all of Sony, Microsoft, or Nintendo for all formats of the Title specified in Paragraph 2(a) in time to secure all necessary concept approvals of the Title.

(e) Product Support: Licensee shall provide all customer product support, including technical support, for the Title in the Territory in the same manner as it provides such support for any other title that it distributes and/or publishes.

(f) Solicitation of Sales: So long as the Agreement has not been terminated or otherwise expired, Licensee shall use all reasonable commercial efforts as are standard within the video game industry to solicit Sales Transactions throughout the Territory during the Term of this Agreement.

(g) No Preferential Treatment: Platinum acknowledges and understands that Licensee is under no obligation to treat Platinum's products preferentially to any other software products which Licensee has the right to sell or license. Notwithstanding the foregoing, Licensee warrants, represents and agrees that it will cause the Title to be manufactured and distributed in a first class manner.

(h) Shipping: As between Platinum and Licensee, Licensee shall be responsible for providing the Title to its Customers (including all appropriate shipping and insurance costs).

(i) Modifications: Licensee shall not modify the Title, including for customization purposes, without the prior written approval of Platinum.

(j) Compliance with all Laws: Licensee shall comply with all laws, rules, treaties, and regulations governing the development, manufacture, promotion, marketing and distribution of the Title throughout the Territory and in the collection of any consumer information via the Internet or otherwise.

(k) Localization: Licensee shall localize the English language version of the Title, both audio and text, and the packaging of the Title into the following languages: French, German, Italian, and Spanish. Licensee shall determine any additional foreign territories in which it will cause the Title to be distributed, and will further determine, in its professional judgment, the extent to which the English language version of the Title, both audio and text, and the packaging of the Title will be translated and dubbed into the foreign languages, or subtitled into the local language. Licensee shall submit all localized versions of the Title and marketing materials therefor to Platinum for its approval in accordance with Paragraph 11 below. Licensee shall bear all costs of localizing the Title and materials therefor, including the costs of any foreign language voice talent.

(l) Bug Testing: Each Deliverable shall be thoroughly tested by Licensee prior to delivery to Platinum for its written approval. Licensee shall be responsible for the appropriate testing of each Deliverable of the Title to ensure (i) the functionality and quality assurance of the Deliverable, (ii) the operation of the software on the designated hardware system and other platforms, and (iii) the final Deliverables delivered to Platinum are free of material Bugs which affect in any manner the functionality of the Title or their operation on the intended hardware system or other platforms. To the extent that a material Bug is discovered in the Title, Licensee will promptly investigate it and correct all such Bugs, whether discovered by Licensee, Platinum or a console or handheld manufacturer. Licensee shall correct all Bugs identified by the console or handheld manufacturer to be fixed. All costs of performing the foregoing obligations shall be borne solely by Licensee. Delivery of the Deliverables to Platinum shall constitute a certification of Licensee's good faith belief that the delivered item meets the applicable acceptance criteria under this Agreement. The Title, on any format, may not be released until such time that Platinum has approved in writing the final Deliverable, i.e., that which is to be used to manufacture the Title.

(m) Legal Copy / Logos: Platinum shall designate and approve all copyright and trademark notices for Platinum and its licensors that shall appear on the packaging and advertising for the Title. Licensee shall approve all copyright and trademark notices for itself and any other entity that shall appear on the packaging and advertising for the Title, except that the copyright and/or trademark of any entity competitive to Platinum or the motion picture studio shall not appear on the packaging and advertising of the Title. Licensee shall be responsible for all other third party copyrights. Platinum understands that all legal copy and the placement of logos shall be subject to the appropriate console and/or handheld manufacturer's rules and regulations. At the very least, a Platinum logo designated by Platinum must appear in equal size and placement on the back of the packaging for the Title and in equal size, placement and prominence to that of Licensee on all materials for the Title, including, but not limited to, manual, advertising and all other collateral materials. Licensee shall use commercially reasonable efforts to place Platinum’s logo on the front of the packaging, subject only to the aforementioned first party rules and regulations. Licensee shall have the right to include the logo of its developer for the Title on the back of the packaging for the Title, the size and placement of which shall be subject to the mutual approval of Platinum and Licensee. In no event, however, shall the size of the developer's logo be greater than fifty percent (50%) of the designated Platinum logo. To the extent allowed by the console manufacturers, a Platinum logo (the specific logo to be designated by Platinum) shall appear immediately after Licensee's logo and prior to the logo of any developer in-game at the opening of the Title. Platinum shall determine in its discretion whether such opening screen logo shall be animated or a static image and provide the same to Licensee. Platinum shall have the right to approve in its discretion the inclusion of any additional third party logos on the Title, its packaging and any collateral materials.

(n) Copies to Platinum: On or before selling or distributing the Title, Licensee shall furnish and ship to Platinum, at no cost, 40 units of the Title, including all packaging material, and six (6) samples of all Distribution Materials. In addition, Licensee shall provide to Platinum, at no cost, 40 “free downloads” of the Title on First Party Platforms, the method of providing such downloads to Platinum to be determined in good faith by the parties. Licensee shall permit Platinum to purchase units of the Title in quantities designated by Platinum at Licensee's cost of goods plus the amount of Royalty that would have been payable to Platinum should Licensee have sold such unit at Licensee's current wholesale rate, for resale by Platinum on various Platinum-dedicated or Property-specific web-sites. On any such sale by Licensee to Platinum, such sale will be calculated as part of Licensee's Net Sales of the Title and Licensee will account for and pay to Platinum the Royalty on such sale which would have been payable by Licensee to Platinum on sales of the same units of the Title to third party/ies at their best wholesale price.

(o) Free Units/Playable Demos: Licensee shall have the right to distribute for free for promotional or internal purposes up to 1,000 units of the Title across all formats, on which no Royalties shall be payable to Platinum. Further, Licensee shall be entitled to create and distribute free consumer and trade demos for the Title in any media (including on-line) on which no Royalties shall be payable to Platinum. Any such demo shall be subject to the approval rights of Platinum as set forth in Paragraph 11. Should Licensee desire to offer a demo for sale to consumers, any such arrangement shall be subject to Platinum's prior approval, which approval Platinum may withhold in its reasonable discretion. If Platinum shall consent to such demo sale, Licensee shall pay Royalties to Platinum in respect of such sale.

10. MARKETING AND PROMOTION: Licensee shall use all commercially reasonable efforts to market, advertise and promote the Title throughout the Territory and Term, and shall market, advertise and promote the Title with the standards comparable to those as when it markets, advertises and promotes its own products. All marketing materials and plans for the Title shall be subject to Platinum's approval, not to be unreasonably withheld, as follows:

(a) Marketing Efforts/Obligation: Provided the Title is fully developed and this Agreement has not been terminated or otherwise expired, Licensee shall be fully responsible for producing the packaging, advertising, sales, distribution, marketing, consumer and trade publicity and promotional materials for the Title (and the costs therefor. Any marketing plans, including, but not limited to, the media used and the amount spent to market the Title, shall be subject in all respects to Platinum's prior written approval; provided, however, that as long as Licensee’s marketing budget is a minimum of 10% of good faith revenue projections and is allocated in accordance with industry standard, then Platinum’s approval is not required. To the extent that the development cycle for the Title permits, Licensee shall prominently display a playable demo for the Title at major trade shows in the United States, Europe and Japan prior to the Title's Release to the extent that Licensee exhibits at such trade shows.

(b) Marketing Particulars: In no way limiting the previous paragraph, Platinum shall have prior approval over Licensee's marketing plans for distribution of the Title, such approval not to be unreasonably withheld, with separate plans due for the U.S. and European markets for the Title. Licensee's marketing plans for the Title shall be delivered to Platinum at least three (3) months before Release of the Title. Platinum shall approve or disapprove the marketing plans in writing within ten (10) business days of receiving the plan(s) from Licensee.

(c) Packaging, Collateral Materials and Advertising: The quality and style of the packaging, collateral and advertising materials for the Title shall be subject in all respects to Platinum's prior written approval, which shall not be unreasonably withheld. Licensee's submissions of sample packaging, collateral and advertising materials to Platinum shall permit Platinum ten (10) business days for review before production, display or other use and in any case, such submissions shall not be made less than ten (10) business days before production deadlines. Only after Platinum has approved the packaging, collateral and advertising materials may Licensee proceed with production thereof, with no alterations from the approved packaging, collateral and advertising materials; provided, however, Licensee may make immaterial changes to the materials, only if such changes do not change the artwork and/or graphics contained in the materials approved by Platinum and do not affect Platinum's Property elements as contained in the above-mentioned materials. Examples of immaterial changes are translated versions of the materials into foreign languages and the addition of a local rating to the materials, which examples are not meant to be an exhaustive list of immaterial changes. Platinum's approval rights with respect to all such marketing related materials shall be rendered in accordance with provisions of Paragraph 11 below

(d) Media Cooperation and Integration: Platinum shall make commercially reasonable efforts to facilitate cross-promotional opportunities and cross-media integration with Platinum marketing teams and the motion picture studio for the Property to provide cooperation in motion picture and Title marketing efforts. Such commercially reasonable efforts shall include, but are not limited to, inclusion of the in theatrical and DVD marketing media, one sheets, trailers, radio and television spots, and outdoor, print, and online advertisements; shared in-theater presence (such as standees, mobile, and concession merchandising); inclusion in third-party promotions; website integration of Title features; retail (such as the Title trailer on the DVD and inclusion in the DVD sell sheet and posters); packaging and manual placements; and access to theatrical, promotional, and licensing materials ten (10) months prior to Title release. At Platinum's discretion, and provided Platinum provides marketing plans and materials in sufficient time, Licensee shall cause the marketing plans and strategy for the Title be tied to, complement and be coordinated with the marketing plans and strategy of Platinum and the major motion picture studio.

(e) Sponsorships: Licensee is granted the right to integrate product placements, advertising, or sponsorships (collectively, “Sponsorships”) into the Title; however, Licensee shall not engage in any such Sponsorships with respect to the Title without the prior written approval of Platinum, which approval may not be unreasonably withheld. Should Platinum approve a proposed Sponsorship for the Title for which financial remuneration is to be received by Licensee, then as a condition of Platinum's approval, Platinum shall receive a 50% share of the net revenue received by Licensee for such Sponsorship, less only unaffiliated third-party fees (“Sponsorship Revenue”).

(f) Strategy Guides: Licensee is granted the right to create strategy guides for the Title. Platinum shall receive 15% of the revenue received by Licensee with respect to such strategy guides.

11. PLATINUM APPROVALS: Licensee shall deliver to Platinum for its review and written approval all the Deliverables, the Title and materials created, developed and/or to be used in the Title and in connection with the distribution, marketing and promotion thereof. Notwithstanding anything to the contrary contained in this Agreement, Platinum's approval of any of the Deliverables, the Title and materials to be approved pursuant to this Agreement shall not be unreasonably withheld or delayed. Licensee acknowledges that Platinum's approval shall include the approval of any third party who has approval rights over the Property.  For the sake of clarity, with respect to any dispute that may arise between Platinum and Licensee regarding the Titles’ developer, budget, production, distribution, or marketing, the decision of Licensee shall prevail.

(a) Development Company Approval: Licensee shall consult with Platinum in good faith as to each developer Licensee proposes to hire for the Title (the “Developer”) and the parties shall mutually agree as to such selection. Licensee shall obligate Developer to maintain those members identified as key in the development process to remain involved in the Title's development throughout the entire development cycle or to be replaced promptly with members of comparable skill and ability. Licensee shall submit to Platinum the following information and materials about and from the development companies Licensee proposes to hire to develop the Title: developer name, location and contact information, biographies of senior management of developer(s), names, titles duties, and curricula vitae of key team members who will work on the Title, a complete listing of all titles developer(s) have developed and samples of titles developer(s) have developed, in multiple formats.

(b) Concept / Treatment: Licensee first will deliver to Platinum a concept / treatment for the Title, which will outline the story line or plot for the Title as well as the other creative aspects of the Title, including but not limited to, the number of levels to be in the game and the purpose or plot (the mission) of such levels and the genre(s) of video game into which the Title will fall. The Title concept shall be derived from the Property storyline. The concept / treatment for the Title shall be subject to Platinum's approval (except that Platinum shall not have approval over the number of levels to be in the game). In this regard, Licensee shall have the right to submit a concept / treatment to Platinum for approval three times. Once the concept / treatment is approved by Platinum, Licensee shall seek concept approval from the console manufacturer in each of the relevant territories.

(c) Design Document: If the concept /treatment for the Title is approved by Platinum, Licensee then shall submit to Platinum a game design document ("Design Document") which shall include a Milestone Schedule for the Title and will lay out all creative and technical aspects for the Title, including how Licensee intends to use the Property elements in the Title. The Design Document shall be subject to Platinum's written approval. In this regard, Licensee shall have the right to submit a Design Document to Platinum for approval three times.

(d) Milestone Deliverables: Licensee shall deliver to Platinum the following Milestone Deliverables for Platinum's written approval (subject to Paragraphs 11(b) and (c)): concept/treatment, design document, technical document, character models, material game builds and revisions, first playable version, Alpha, Beta and Gold Master candidate. Licensee shall also deliver to Platinum a Milestone Schedule in which descriptions for each Milestone Deliverable and the delivery dates for such Deliverables are set out, which Milestone Schedule shall mirror that which Licensee accepts from its Developer(s). With regard to the delivery dates for the final Deliverables of the Title, Licensee shall deliver the final Deliverables to Platinum in accordance with the Milestone Schedule. If Licensee fails to deliver the final Deliverables within three (3) months of the dates set out in the Milestone Schedule approved by Platinum, Platinum shall be entitled to terminate this Agreement in accordance with Paragraph 23. By way of clarification, Licensee shall have the opportunity to cure such non-delivery of the final Deliverable prior to any attempted termination provided that such later delivery of the final Deliverable permits the Title to be commercially released as provided herein.

(e) Distribution Materials: All "Distribution Materials", i.e., all packaging, marketing, sales, advertising and promotional materials related to the Title, shall be subject to Platinum's written approval prior to the use thereof by Licensee. Licensee shall deliver to Platinum all Distribution Materials for Platinum's prior written approval. The quality and style of the packaging, collateral and advertising materials for the Title shall be subject in all respects to Platinum's prior written approval. Licensee shall submit to Platinum samples of the packaging, collateral and advertising materials before production, display or other use. Once Platinum has approved the packaging, collateral and advertising materials, Licensee may proceed with production thereof, provided there are no alterations from the approved packaging, collateral and advertising materials other than language localizations.

(f) Approval Process:

(i) Evaluation: Platinum shall approve or reject in writing all Milestone Deliverables and Distribution Materials submitted to it for its approval.

(ii) Rejection: If Platinum rejects any Deliverable, Platinum shall provide to Licensee, in writing, the reasons for its rejection of the Deliverable. Licensee shall then make the changes to the Deliverable and resubmit it to Platinum for Platinum's reconsideration and approval. If the Deliverable is rejected more than three times based on a reason previously notified to Licensee by Platinum, then Platinum may either terminate this Agreement in accordance with Paragraph 23 or allow Licensee to resubmit the Deliverable.

(iii) Collaborative Process: With regard to Platinum's approval rights, Platinum (which, as stated above, shall include any third party who has approval rights over the use of the Property) shall have input into all creative aspects of the Title. The development of the Title shall be a collaborative effort between Platinum and Licensee, such that Platinum shall have input and approval over all aspects of the Title, including, but not limited to, the look and feel of the Title, art direction, as well as the use of all elements of the Property in the Title and in the advertising, promotion and marketing thereof in accordance with this Agreement. Licensee understands and agrees that approval of any two-dimensional and static artwork does not constitute approval of the implementation of the artwork in the Title in three dimensional form and that Platinum has approval of the animated artwork and the specifications set forth in the Design Document as implemented in the Title and as set forth herein. Licensee also understands, agrees and acknowledges that Platinum has approval over the advertising, promotion and marketing of the Title, subject to the terms set forth herein.

(iv) Except as otherwise provided herein, Platinum shall approve or reject in writing all Deliverables and all Distribution Materials submitted to it for its approval within ten (10) days of Platinum's receipt thereof, except for the marketing plans, which shall be approved or disapproved as set forth in Paragraph 10(b). A rejection of any such submission shall include the reason(s) for such rejection.

If Platinum does not approve or reject in writing a Deliverable and any Distribution Materials submitted within ten (10) days of its receipt and causes a significant delay in the development or in the marketing or sales of the Title, or if Platinum does not approve or disapprove the marketing plans as set forth in Paragraph 10(b), then Platinum and Licensee shall mutually and in good faith discuss and agree to any adjustments in the Milestone Schedule and/or Release Date which are necessary due to such delay. If through no fault or action of Platinum, Licensee fails to deliver the Deliverables for the Title on or before the dates agreed to by the parties, as shall be set forth in the Milestone Schedule as stated above but which in no event shall extend three (3) months beyond the Release Date (subject to extension for any intervening force majeure events), and it becomes reasonably apparent to Platinum that such delays by Licensee will result in the Title not being ready for Release within three (3) months of the applicable Release Date (subject to extension for any intervening force majeure events), then Platinum shall be entitled to terminate this Agreement in accordance with Paragraph 23 and the rights granted herein shall automatically revert back to Platinum and the full Guarantee shall be due and payable to Platinum. If, through no fault or action of Platinum, Licensee fails to Release the Title by the date(s) set forth in Paragraph 8, Platinum shall be entitled to terminate this Agreement in accordance with Paragraph 23 and the rights to such format granted herein shall automatically revert back to Platinum and the full Guarantee shall be due and payable to Platinum.

Whenever a party has an obligation to pay a portion of or remainder of the Guarantee, as set forth in this Paragraph 11, then that party shall make such payment within thirty (30) days of the date of written notice from the other party regarding the event or condition triggering the repayment obligation.

12. OBLIGATIONS OF PLATINUM:

(a) Required Licenses: Platinum will obtain any and all necessary approvals to use the elements of the Property in the Title for which Platinum has granted Licensee the rights.

(b) Third Party Participation Fees: Platinum shall be solely responsible for paying any and all merchandising participation fees and royalties that Platinum may be obligated to pay with respect to having such rights in and to the Property which may arise from Licensee's exploitation of the rights granted it under this Agreement. Licensee shall be responsible for the payment of any and all fees, costs, expenses and royalties of any kind arising from any services rendered by Property talent (including acting, writing and directing talent), if any, for and in connection with the Title or any reuse fees or third party licenses as may be authorized hereunder.

13. INTELLECTUAL PROPERTY RIGHTS:

(a) Ownership:

(i) Platinum: Platinum or its assigns own, and Licensee or its assigns will not claim any right, title or interest in and to, and expressly acknowledge that they do and will not own, all Intellectual Property Rights in and to the Property, including storylines, characters, names, symbols, titles and logos based on the Property. Licensee shall cause Platinum to own the aforesaid rights and shall set forth in its agreement with its developer(s) and any other third parties rendering services in connection with the production of the Title that Platinum shall be the exclusive owner of these rights as a party commissioning a work made for hire, or acquiring by assignment rights in a work made for hire (such as elements created by Licensee’s employees). Platinum's Intellectual Property Rights shall be indefeasible and irrevocable and shall not be subject to reversion under any circumstances, including cancellation, termination, expiration, or breach of this Agreement.

All materials created hereunder shall be prepared by an employee-for-hire of Licensee under Licensee's sole supervision, responsibility and monetary obligation. If third parties who are not employees of Licensee contribute to the creation of the materials, Licensee shall obtain from such third parties, prior to commencement of work, a full written assignment of rights so that all right, title and interest in the materials, throughout the universe, in perpetuity, shall vest in Platinum.

(ii) Licensee: Licensee and its assigns shall own, and Platinum or its assigns will not claim any right, title or interest in and to, and expressly acknowledge that they do and will not own, the artwork of the Title (the “Licensee Created Artwork”) and any pre-existing software tools and/or any game engines (pre-existing or developed for the Title) owned or controlled by Licensee or its developers and used in the Title and such tools and engines shall not be deemed to be part of Platinum's Intellectual Property. Licensee’s ownership in the Licensee Created Artwork shall not extend to any elements of Platinum’s Intellectual Property that are included within the Licensee Created Artwork, and Licensee shall have no right to exploit or use Licensee Created Artwork outside the parameters of this Agreement unless Licensee is able to remove all aspects of and/or references to the Platinum Intellectual Property included in such Licensee Created Artwork. Licensee shall own all Intellectual Property Rights in and to the Source Materials developed for the Title, as limited by any ownership interest the console manufacturing entity(ies) may have in the Source Materials with respect to its Intellectual Property for its/their respective platform(s).

(b) Moral Rights:

(i) Licensee: Licensee hereby does expressly assign to Platinum any and all rights of paternity or integrity, rights to claim authorship, to object to any distortion, mutilation or other modification of, or other derogatory actions in relation to, any of Platinum's Intellectual Property Rights in and to the Property and Title, whether or not such would be prejudicial to Platinum's honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty ("Moral Rights"), regardless of whether such right is denominated or generally referred to as a moral right. Licensee hereby does irrevocably transfer and assign to Platinum any and all Moral Rights that Licensee may have in Platinum's Intellectual Property Rights in and to the Property and Title and shall cause Licensee's employees and contractors, including Licensee's developers of the Title, to do likewise. Licensee hereby does forever waive and agree never to assert any and all Moral Rights it may have in Platinum's Intellectual Property Rights in and to the Property and Title and shall cause its employees and contractors (including the developers) to do likewise.

(ii) Platinum: Platinum hereby does expressly assign to Licensee any and all rights of paternity or integrity, rights to claim authorship, to object to any distortion, mutilation or other modification of, or other derogatory actions in relation to, any of Licensee's Intellectual Property Rights in and to the Title, whether or not such would be prejudicial to either of their respective honors or reputations, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty regardless of whether such right is denominated or generally referred to as a moral right. Platinum hereby does irrevocably transfer and assign to Licensee any and all Moral Rights that Platinum may have in Licensee's Intellectual Property Rights in and to the Title and shall cause Platinum employees and contractors, if any, to do likewise. Platinum hereby does forever waive and agree never to assert any and all Moral Rights it may have in Licensee's Intellectual Property Rights in and to the Title and shall cause its employees and contractors to do likewise.

(c) Assignment and Cooperation:

(i) Licensee: Promptly upon the written request of Platinum, Licensee agrees to execute and deliver, and cause its employees and contractors (if any) and such contractors' employees to execute and deliver, to Platinum or to such third party as Platinum reasonably may direct, without further compensation, any and all powers of attorney, assignments, applications (whether original, continuation, divisional, reissue, extension or renewal) and other papers which may be necessary or desirable fully to secure to and perfect in Platinum (or such party as Platinum may designate) the rights in the Intellectual Property addressed in Paragraphs 13(a)(i) and 13(b)(i) hereof, in the United States and in any foreign country. As reasonably necessary, Licensee agrees to assist Platinum and to cause its employees and contractors (if any) hereunder and such contractors' employees to assist Platinum in every proper way (including, without limitation, appearing as a witness to provide testimony), entirely at Platinum's expense and for Platinum's benefit, in connection with prosecuting, securing, maintaining, enforcing and defending any such Platinum Intellectual Property.

(ii) Platinum: Promptly upon the written request of Licensee, Platinum agrees to execute and deliver, and cause its employees and contractors (if any) and such contractors' employees to execute and deliver, to Licensee or to such third party as Licensee may reasonably direct, without further compensation, any and all powers of attorney, assignments, applications (whether original, continuation, divisional, reissue, extension or renewal) and other papers which may be reasonably necessary to secure to and perfect in Licensee (or such party as Licensee may designate) the rights in Licensee's Intellectual Property addressed in Paragraphs 13(a)(ii) and 13(b)(ii) hereof, in the United States and in any foreign country. Platinum agrees to assist Licensee, and to cause its employees and contractors (if any) hereunder and such contractors' employees to assist Licensee in every proper way (including, without limitation, appearing as a witness to provide testimony), entirely at Licensee's expense and for Licensee's benefit, in connection with prosecuting, securing, maintaining, enforcing and defending any such Intellectual Property.

14. DEVELOPMENT COSTS / RESPONSIBILITY FOR EXPENSES: As between Platinum and Licensee, and except as provided in Paragraph 12(b) above, Licensee shall be solely responsible for and shall pay all development costs for the Title. Licensee also shall be solely responsible for any and all other costs associated with the distribution of the Title, including packaging, advertising, promotional, manufacturing and all other such related costs.

15. PRODUCT LIABILITY INSURANCE: Licensee shall obtain and maintain at its own expense product liability insurance from a qualified insurance carrier, in the amount of $5,000,000 for bodily injury and $100,000 for property damage. Platinum shall be added as a named insured to the policy, and the policy shall be non-cancelable except after 10 calendar days' prior written notice to Platinum. Licensee shall furnish Platinum with a copy of such policy within 30 calendar days after signature of this Agreement by Platinum.

16. ROYALTY ACCOUNTING AND PAYMENT: Licensee shall compute payments of Platinum's Royalties on an annual calendar quarterly basis. Within sixty (60) days after the last day of each calendar quarter, Licensee shall deliver to Platinum a statement showing, to the full extent provided Licensee by the Distributor, the number of unit sales delineated by format and by country of sale, any and all allowable deductions the amount of Royalties earned based on such unit sales, the amount to be recouped from such unit sales, if any, and application information with respect to mobile revenue. These quarterly statements are to be delivered to Platinum whether Royalties are payable to Platinum or not. Licensee will pay to Platinum the Royalties due, if any, simultaneously with delivery of the statement. Neither the acceptance of any payment or Royalty statement nor the deposit of any check shall preclude Platinum from questioning the correctness of such payment or Royalty statement at any time. Notwithstanding the foregoing, Platinum agrees to assist Licensee in coordinating with Distributor(s) the start of the first reporting and payment period to prevent inadvertent breach or frustration of the purposes hereof.

To the extent necessary to comply with the laws, rules and regulations of the United States, and any treaties between the United States and any foreign countries which are in the Territory, and for the sake of this Agreement Canada is acknowledged to be outside the United States, on the Royalties payable to Platinum hereunder, Licensee shall be entitled to withhold from any Royalties due Platinum foreign withholding taxes at the applicable rate set forth in such treaties which are payable by Platinum (on the Royalties payable to Platinum) to such foreign countries; provided, however, that within one hundred and eighty (180) days after the date of any payment of such foreign withholding tax withheld by Licensee in respect of any payment herein, Licensee shall furnish to Platinum the original or a certified copy of a receipt evidencing payment thereof in a form acceptable to the government of the foreign country or other relevant local tax authority, certifying the fact that such tax has been duly paid and account to Platinum for its pro-rata share of such tax credit, if any.

Notwithstanding the foregoing, Platinum agrees to work with Licensee and its Distributor in good faith in order to detail the various systems and processes with respect to the reporting obligations contained herein. Nothing contained in the immediately preceding sentence shall be deemed to amend or alter Licensee’s obligations contained herein.

17. BOOKS AND RECORDS: Licensee shall keep, maintain and preserve at its principal place of business, for at least two (2) years following termination or expiration of the Term of this Agreement, complete and accurate records of accounts, including, without limitation, invoices, correspondence, banking, financial and other records, pertaining to the subject matter and terms of this Agreement. Such records shall be maintained as confidential, except Platinum may make copies of such records regarding the subject matter of this Agreement, in whole or in part, if it exercises its right to inspect Licensee's books and records, provided that it may only use such records to enforce its rights under this Agreement. During the Term and for two (2) years following any expiration or termination of the Agreement, these records shall be available for inspection and audit by an independent certified public accountant at any time as follows: (a) not more than once per year, (b) during reasonable business hours, and (c) upon reasonable notice. Licensee agrees not to cause or to permit any interference with the independent certified public accountant in the performance of its duties of inspection and audit and the independent certified public accountant shall have access to any and all pertinent books and records regardless of the location where the same may be maintained by Licensee. Platinum shall pay the fees and expenses of the auditor for the examination; except that if any examination discloses a shortfall in the payments due to Platinum hereunder for the period being audited of ten percent (10%) or more, Licensee shall together with such shortfall payment and applicable interest thereon calculated from the date first owed, pay the reasonable outside fees and expenses of the auditor for that examination within thirty (30) days of notice that such fees are due. In the event such a shortfall is uncovered in an audit, Platinum thereafter shall be entitled to audit twice per year for the remainder of the Term.

18. PUBLICITY AND PROMOTION: Neither party shall publicize, advertise or otherwise make public the relationship between the parties or the development of the Title until such time as both parties have mutually agreed upon all aspects for such announcement(s), such as but not limited to the vehicle for such announcement(s) and the wording thereof.

19. REPRESENTATIONS AND WARRANTIES:

(a) By Licensee: As an inducement to Platinum entering into and consummating this Agreement, Licensee represents, warrants and covenants as follows:

(i) Organization Representations; Enforceability: Licensee is duly organized, validly existing and in good standing in the jurisdiction as stated above. The execution and delivery of this Agreement by Licensee and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Licensee. This Agreement constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms.

(ii) No Conflict: The entering into and performance of this Agreement by Licensee does not and will not violate, conflict with or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which Licensee or any of its Affiliates is a party or by which it or any of its property is or may become subject or bound.

(iii) Right to Make Full Grant: Licensee has and shall have all requisite ownership, rights and licenses to perform its obligations under this Agreement fully as contemplated hereby and to grant to Platinum all rights to be granted in this Agreement, free and clear of any and all agreements, liens, adverse claims, encumbrances and interests of any Person or party.

(iv) Authorized Publisher: Licensee represents and warrants it is an authorized and licensed publisher for all of the various console and handheld platforms contemplated for exploitation under this Agreement and Licensee is in good standing with all such platform proprietors, and that Licensee shall comply with all the terms of its publisher license agreements with such console manufacturer.

(v) Developer's Agreement: Licensee shall enter into a written agreement with all developers of the Title. Such developers shall be and remain throughout development authorized developers for the particular proprietary platforms for which the Title is developed.

(vi) Non-Infringement: With respect to any material supplied by Licensee, its developers or other vendors in connection with the Title, such materials do not and will not infringe upon or misappropriate any copyright, trademark, patent, trade secret or other proprietary right of any third party.

(vii) No Pending or Current Litigation: Licensee is not involved in current litigation, arbitration or any other claim and knows of no pending litigation, arbitration, other claim, or fact which may be the basis of any claim which would prevent Licensee from making the representations set forth in Paragraph 19(a)(ii) and 19(a)(vi) above.

(viii) No Harmful Content/Acts: The Title does not and will not contain any matter which is injurious to end-users or their property, and will not contain any matter which is scandalous, libelous, obscene, an invasion of privacy or otherwise unlawful or tortious. Further, Licensee warrants and represents that all aspects of its obligations hereunder with respect to the Title (including development, distribution, manufacturing, advertising and promotion thereof) shall be of such quality as to reasonably maintain or enhance the Title and the Intellectual Property Rights contained therein and the goodwill pertaining thereto. Licensee recognizes the goodwill of Platinum in and to the Property and the name and logos of Platinum. Licensee represents and warrants that it shall not do anything (whether by taking action or failing to take action) that would attack or harm the goodwill of the Property and/or the name and logos of Platinum and/or the Intellectual Property Rights contained therein.

(ix) Inspection and Testing of Milestones: Licensee shall have inspected and tested the Milestones and Title before delivery to Platinum to ensure they contain no material Bugs, including computer viruses, booby traps, time bombs or other programming designed to interfere with the normal functioning of the Title.

(b) By Platinum: As an inducement to Licensee entering into and consummating this Agreement, Platinum represents and warrants as follows:

(i) Enforceability: Platinum Studios, Inc. is duly organized, validly existing and in good standing in the jurisdiction as stated above. The execution and delivery of this Agreement by Platinum and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Platinum. This Agreement constitutes a valid and binding obligation of Platinum, enforceable in accordance with its terms.

(ii) Right to Make Full Grant: Platinum has and shall have all requisite rights and licenses to perform its obligations under this Agreement fully as contemplated hereby and will obtain all necessary licenses, clearances and permissions in respect of the Property to be used in the Title only as such obligations have been expressly assumed by Platinum hereunder.

(iii) Non-Infringement: The Property (and any portion thereof) and Licensee's use of the Property do not and will not infringe upon or misappropriate any copyright, trademark, patent, trade secret or other intellectual property or proprietary right of any third party or violate any applicable law or regulation, and will not contain any matter which is scandalous, libelous, obscene, an invasion of privacy or otherwise unlawful or tortious. The matter contained therein will be consistent with matter given a "T" rating by the Motion Picture Association of America.

(iv) No Conflict: The making and entering of this Agreement by Platinum does not violate any agreement existing between Platinum and any other person or entity.

20. INDEMNIFICATION:

(a) By Licensee: Licensee hereby indemnifies Platinum, its parent companies, affiliates, officers, directors, employees, and agents, and agrees to defend and hold them harmless from and against any and all liability, damage, costs, loss or expense (including reasonable attorney's fees and costs) arising from, out of or in connection with any third party claim, demand, action or proceeding based upon the breach or alleged breach of any of Licensee's representations or warranties set forth in this Agreement and any third party claim, demand, action or proceeding arising out of the development, manufacturing, marketing, sales, distribution and exploitation of the Title by Licensee and those third parties acting under the authority of Licensee in the development, manufacturing, marketing, sales, distribution and exploitation of the Title (all except to the extent covered by Platinum’s indemnity below); provided, however, Platinum shall give prompt notice to Licensee of the assertion of any such claims and provided further that Licensee shall have the right to select counsel (with Platinum's approval of such counsel) and control the defense thereof, subject to the right of Platinum to participate therein at Platinum's own expense. Licensee shall not settle any such claim without the prior written approval of Platinum.

(b) By Platinum: Platinum hereby indemnifies Licensee, its parent companies and affiliates, officers, directors, agents and employees, and agrees to defend and hold them harmless from and against any and all liability, damage, costs, loss or expense (including reasonable attorney's fees and costs) arising from, out of or in connection with any third party claim, demand, action or proceeding based upon the breach or alleged breach of any of Platinum's representations or warranties set forth in this Agreement; provided, however, Licensee shall give prompt notice to Platinum of the assertion of any such claims and Platinum shall have the right to select counsel (with Licensee’s approval of such counsel) and control the defense thereof, subject to the right of Licensee to participate therein at Licensee's own expense. Platinum shall not settle any such claim without the prior written approval of Licensee.

21. PIRACY/THIRD-PARTY INFRINGEMENT: Platinum shall have the sole right to pursue any piracy or infringement of its Intellectual Property Rights in and to the Property as used in the Title and all collateral materials therefore in such manner as Platinum in its sole discretion deems appropriate, including bringing an action for piracy or infringement on behalf of itself (and Licensee, if necessary, subject to Licensee’s right to approve counsel). Licensee shall cooperate fully with Platinum in any such action at Platinum's expense.

Licensee shall have the right to pursue any piracy or infringement of its Intellectual Property Rights in and to the Title in such manner as Licensee in its sole discretion deems appropriate, including bringing an action for piracy or infringement on behalf of itself (and Platinum, if necessary, subject to Platinum's right to approve counsel). Platinum shall cooperate fully with Licensee in any such action at Licensee's expense.

22. CONFIDENTIALITY:

(a) Preservation of Confidentiality: Each party ("Receiving Party") agrees that it will hold all Confidential Information of the other party ("Disclosing Party") in trust for the sole benefit of the Disclosing Party and for the exercise of the limited rights expressly granted to the Receiving Party under this Agreement. The Receiving Party shall take all steps reasonably necessary to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, but not limited to, those steps that the Receiving Party takes to protect the confidentiality of its own most highly confidential information. Except as may be expressly authorized by the Disclosing Party in writing, the Receiving Party shall not at any time either before or after termination or expiration of this Agreement, directly or indirectly: (i) disclose any Confidential Information to any Person other than an employee or subcontractor (including Licensee’s Developer(s) and Distributor(s)) of the Receiving Party who needs to know or have access to such Confidential Information for the purposes of this Agreement, and only to the extent necessary for such purposes; (ii) except as otherwise provided in this Agreement, duplicate the Confidential Information for any purpose whatsoever; or (iii) use the Confidential Information for any reason or purpose other than as expressly permitted in this Agreement. A Receiving Party may disclose Confidential Information to its owners, officers and employees, and those of its parent companies and Affiliates, on a need to know basis. Except as otherwise approved by Platinum, nothing in this Paragraph authorizes Licensee to provide or disclose Property-related Confidential Information to its Distributors, including, without limitation, marketing plans and scripts.

The Receiving Party shall notify each of its employees and subcontractors (including Licensee’s Developer(s) and Distributor(s)) to whom it discloses or provides access to Confidential Information, that such disclosure or access is made in confidence and, prior to such disclosure or provision of access, the Receiving Party shall obtain such employee's or subcontractor's (including Licensee’s Developer’s and Distributor’s) written agreement to protect the confidentiality of the Confidential Information.

Notwithstanding the foregoing, the Receiving Party may disclose the following information to prospective employees in form and content approved in writing by the Disclosing Party, if reasonably necessary to obtain qualified employees: (i) the Disclosing Party's general business purpose; (ii) the general business relationship between the parties; and (iii) the Disclosing Party's general business plans with respect to the general business relationship between the parties. Prior to the disclosure of any of the foregoing to any prospective employee or Developer, the Receiving Party shall first require the prospective employee or Developer to sign a confidentiality agreement under which the prospective employee or Developer agrees to keep the foregoing information confidential.

(b) Obligations Upon Unauthorized Disclosure: If at any time the Receiving Party becomes aware of any unauthorized duplication, access, use, possession or knowledge of any Confidential Information, the Receiving Party shall immediately notify the Disclosing Party. The Receiving Party shall provide any and all reasonable assistance to the Disclosing Party to protect the Disclosing Party's proprietary rights in any Confidential Information that the Receiving Party or its employees or subcontractors may have directly or indirectly disclosed or made available and that may be duplicated, accessed, used, possessed or known in a manner or for a purpose not expressly authorized by this Agreement, including, but not limited to enforcement of confidentiality agreements, commencement and prosecution in good faith of legal action (alone or with the Disclosing Party), and reimbursement for all reasonable attorneys' fees (and all related costs), costs and expenses incurred by the Disclosing Party to protect its proprietary rights in the Confidential Information. The Receiving Party shall take all reasonable steps requested by the Disclosing Party to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of the Confidential Information. An unauthorized disclosure of Confidential Information by a Receiving Party's subcontractors (including Licensee's Developer(s) and Distributor(s)) shall be deemed a breach of this Agreement by the Receiving Party under Paragraph 23.

(c) Exceptions: The foregoing restrictions will not apply to information to the extent that the Receiving Party can demonstrate such information (i) was known to the Receiving Party at the time of disclosure to the Receiving Party by the Disclosing Party as shown by the files of the Receiving Party in existence at the time of disclosure; (ii) has become publicly known through no wrongful act of the Receiving Party; (iii) has been rightfully received from a third party authorized by the Disclosing Party to make such disclosure without restriction; (iv) has been approved for release by written authorization of the Disclosing Party; or (v) has been disclosed by court order or as otherwise required by law, provided that the Receiving Party has notified the Disclosing Party immediately upon learning of the possibility of any such court order or legal requirement and has given the Disclosing Party a reasonable opportunity (and cooperated with the Disclosing Party) to contest or limit the scope of such required disclosure (including without limitation application for a protective order).

(d) Confidentiality of Agreement: Notwithstanding Paragraph 23(a), each party may disclose the terms and conditions of this Agreement (i) as required by any court or other governmental body or as otherwise required by law, provided that such party has notified the other party immediately upon learning of the possibility of any such requirement and has given the other party a reasonable opportunity (and cooperated with the other party) to contest or limit the scope of such required disclosure (including without limitation application for a protective order); (ii) to legal counsel; (iii) in confidence to accountants, banks, and financing sources and their advisors; and (iv) in confidence in connection with the enforcement of this Agreement or rights under this Agreement.

(e) Return of Confidential Materials: Upon any expiration or termination of this Agreement or the completion of Licensee's services hereunder, or at any time that either party may request, each party shall promptly return to the other all Confidential Information in tangible form which is then in the possession or control of such party.

23. TERMINATION:

(a) Termination by Platinum: In addition to Platinum’s right to terminate this Agreement pursuant to Paragraph 6, Platinum shall have the right to terminate in its discretion this Agreement for breach (i) if Licensee fails to seek or obtain Platinum's approval of any materials to be approved by Platinum hereunder and uses such materials or obtains Platinum's disapproval of such materials and uses such materials despite such disapproval in each case subject to a ten (10) day cure period where such failure to obtain Platinum’s approval does not result in any publicly-released or disseminated usage of such materials; (ii) upon Licensee's insolvency or liquidation as a result of which Licensee ceases to do business for a continuous period of one (1) month; (iii) in the event of a sale or transfer of all or substantially all of Licensee's assets to a direct competitor of Platinum or a Change of Control in Licensee, to which Platinum does not consent; (iv) if Licensee fails to continue to exploit the Title in a commercially reasonable manner as provided in this Agreement; or (v) in the case of any other breach which Licensee fails to cure within twenty (20) Business Days (or ten (10) days to cure in the event of any breach of any financial obligation of Licensee under this Agreement, unless otherwise specified in this Agreement) following written notice from Platinum specifying such breach. There shall be no cure period afforded Licensee in the event the breach by Licensee is of the type described in subsection (ii) above. In the event of such a termination by Platinum, and without limiting in any manner Platinum's rights and remedies, Platinum shall have no further liability or obligation with respect to this Agreement or to Licensee or to any of its contractors, and Platinum shall retain all Guarantee payments paid to it to date. Further, except as may be otherwise specified in this Agreement, in the event of termination by Platinum of this Agreement pursuant to this provision, any uncontested installments of the Guarantee unpaid at the time of termination of this Agreement shall be immediately due and payable by Licensee.

In the event Platinum terminates this Agreement, Licensee shall have no right to exploit, copy, make, reproduce, manufacture, market, publish, sell or distribute, or license such activities to others, the Title or any portions thereof, or Platinum's Intellectual Property, including the Property and that derived from the Property. In no event may Licensee develop, publish or distribute, or cause a third party to develop, publish or distribute the Title. Licensee shall retain all rights to its Intellectual Property, so long as it is not derivative of Platinum's Intellectual Property, as set forth in Paragraph 13. Licensee shall take all necessary steps in its developer agreements to allow Platinum or its designee or licensee to continue the development of the Title directly with such Developer in the event of termination of this Agreement due to a Change of Control of Licensee or the sale or transfer of all or substantially all of Licensee's assets to a third party for which Platinum has not given its consent. Solely in the event of such termination, and if Platinum elects to continue development of the Title, Platinum shall reimburse Licensee for any costs incurred by Licensee pursuant to its developer agreements. Upon termination, in no event is Platinum limited from developing and publishing video game titles based on the Property for any and all Platform(s) or having third parties perform such activities, whether using the Platinum Intellectual Property created pursuant to this Agreement or not. Licensee shall retain all rights to the Licensee Intellectual Property in the Title, as set forth in Paragraph 13. In the event of termination pursuant to this paragraph or pursuant to any other provision entitling Licensee to terminate this Agreement, Licensee promptly shall deliver to Platinum any and all Platinum Intellectual Property for the Title, whether Released or in process at the time of termination, including without limitation, all visual displays, scripts, literary treatments, characters, backgrounds, environments, and other elements visible to the Title's users; all sounds, sound effects, dialogue and voice recordings, soundtracks and other elements audible to the user; and all methods in which the user interacts with the characters, backgrounds, environments or other elements of the Milestone deliverables and Title and Platinum promptly shall deliver to Licensee any materials in Platinum's possession that contain Licensee Intellectual Property.

Subject to any sell-off rights Licensee may have under Paragraph 25 below, Licensee shall have no right to continue to develop, manufacture, distribute or otherwise exploit the elements of the Title that contain any Platinum Intellectual Property, but Licensee shall be free to exploit any and all of the Licensee Intellectual Property Rights in and to the Title that are not derivative of the Platinum Intellectual Property Rights.

In the event of Licensee's breach, the foregoing in no way limits any rights and remedies Platinum may have and Platinum may pursue any and all other rights and remedies at law and in equity it may have against Licensee.

(b) Termination by Licensee: Licensee may terminate this Agreement upon written notice to Platinum (i) as set forth in this Agreement, or (ii) for any breach of this Agreement by Platinum which Platinum fails to cure within twenty (20) Business Days following written notice from Licensee to Platinum specifying such breach.

In the event Licensee terminates this Agreement, Platinum shall have no right to exploit, copy, make, reproduce, manufacture, market, publish, sell or distribute, or license such activities to others, the Title or portions thereof; provided, however, Platinum shall be free to exploit any and all rights to the Property if any, created by Licensee or its developers or any other person during the development and/or exploitation of the Title, and Platinum shall be free to exploit the Platinum Intellectual Property developed pursuant to this Agreement. However, this right does not include the right to use Licensee's Intellectual Property as described in Paragraph 13(a)(ii). Unless termination is specific to a particular format, upon termination, in no event is Platinum limited from developing and publishing video game titles based on the Property for any and all Platform(s), or having third parties perform such activities. Licensee shall retain all rights to its Intellectual Property in the Title, as set forth in Paragraph 13.

Subject to any sell-off rights Licensee may have under Paragraph 25 below, Licensee shall have no right to continue to develop, manufacture, distribute or otherwise exploit the elements of the Title that are Platinum's Intellectual Property, but Licensee shall be free to exploit any and all of its Intellectual Property Rights to the Title that are separable from Platinum's Intellectual Property Rights.

24. SURVIVAL: The respective rights, obligations, representations and warranties of the parties under Paragraphs 2(a)(i), 2(h), 6, 7, 13, 14, 15, 17, 19, 20, 21, 22, 23, and 27 through 36 shall survive any termination or expiration of this Agreement (and any applicable sell-off period).

25. SELL-OFF RIGHTS: Only in the case of termination of this Agreement by Licensee due to Platinum's breach or upon expiration of the Term of this Agreement, Licensee shall have the right to sell-off such existing units for a period of one hundred and eighty (180) days from the date of Licensee's termination or expiration of this Agreement, whichever is sooner, on which Royalties shall be reported and paid to Platinum (including those royalties due under Paragraphs 2(a)(i)). After expiration of the sell-off period, Licensee shall destroy all units of the Title that have not been sold, at Licensee's expense, and certify to Platinum in writing that such units have been destroyed.

26. FORCE MAJEURE: Neither party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, sabotage of material or supplies or any other cause beyond the control of such party ("Force Majeure"), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) calendar days of discovery thereof. In the event of such a Force Majeure, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure but not in excess of ninety (90) days, after which ninety (90) day period, this Agreement may be cancelled by the party the performance of whose obligations is not affected by the Force Majeure, in that party's sole discretion.

If cancellation of this Agreement due to a Force Majeure event, Platinum shall be entitled to keep all Guarantee, Production Fee and Royalty (if any) payments made to it as of such date. Notwithstanding anything to the contrary herein, if such force majeure event does not affect the Licensee and/or the Distributor(s), Licensee shall be entitled to distribute and sell the Title throughout the remainder of the Term of this Agreement. Licensee shall continue to account for and pay Royalties to Platinum for such sales.

27. ASSIGNMENT: This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, Licensee may not assign, license or otherwise transfer this Agreement, in whole or in part, without the prior written approval of Platinum (which Platinum may grant or withhold in its reasonable discretion). Any such attempted assignment by Licensee shall be void and declared without effect. Notwithstanding the foregoing, the use of approved developers or Distributors shall not be deemed to be an assignment of this Agreement by Licensee, and Platinum approves the assignment of this Agreement to Vanguard Games, LLC or its related entities.

A Change of Control of Licensee shall be deemed an assignment requiring Platinum's consent hereunder as shall a sale or transfer of substantially all of the assets of Licensee to a third party direct competitor of Platinum, except that the following shall not be deemed to be a Change of Control and shall not require Platinum’s consent hereunder: (i) an Initial Public Offering ("IPO") by Licensee; (ii) an investment in Licensee from a private equity fund or similarly situated institutional investor; or (iii) a sale or transfer of all or substantially all of the assets of Licensee to a third party, non-competitor of Platinum.

28. NOTICES: All notices hereunder shall be in writing and shall be effective upon receipt. Notices may be sent by any reasonable means which allows confirmation of receipt, including facsimile. The parties shall notify each other of their respective facsimile numbers or any changes thereto or of their addresses for notice. Unless notice is given to the contrary, the parties' addresses and facsimile numbers for notice shall be that shown below the signature lines.

29. INDEPENDENT CONTRACTOR: Licensee shall be deemed to have the status of an independent contractor, and nothing in this Agreement shall be deemed to place the parties in the relationship of employer-employee, principal-agent, partners or joint venturers. Neither party shall hold itself out contrary to the terms of this provision by advertising or otherwise.

30. GOVERNING LAW AND CONSENT TO JURISDICTION, VENUE AND SERVICE OF PROCESS: This Agreement, its validity, construction and effect, shall be governed by and construed under the laws of the State of California, without giving effect to its conflict of laws principles. Platinum and Licensee agree (a) to submit to the jurisdiction of any State and/or Federal Court situated within the County of Los Angeles in the State of California for any action brought arising under this Agreement; and (b) to waive any objection they may have now or hereafter to the venue of any suit brought pursuant to clause (a) above.

31. WAIVER/ REMEDIES: Any terms or conditions of this Agreement may be waived or qualified at any time by a party entitled to the benefit thereof by a written instrument executed by the party entitled to such benefit. No omission, delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. All remedies provided for in this Agreement are intended to be cumulative and not exclusive or in limitation of any other remedies, whether provided in other provisions of this Agreement or otherwise available under applicable law.

32. NUMBER AND GENDER: Except as otherwise specified, singular and plural forms, and gender forms, of pronouns and other words and terms herein shall be deemed interchangeable as required by the context and the identity of the parties.

33. ILLEGAL ACTS: In no event shall this Agreement be construed as requiring Platinum or Licensee to commit any unlawful act or acts whatsoever.

34. ENTIRE AGREEMENT: This instrument constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings, oral or written. This Agreement may be modified only by an instrument in writing duly executed by both parties. This Agreement, including the attached Glossary Addendum, states the entire terms and conditions agreed to by the parties with regard to the subject matter addressed in this Agreement.

COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

BRASH ENTERTAINMENT, LLC ("Licensee")	PLATINUM ANIMATION, LLC ("Platinum")

By	By
Its	Its
Date	Date

Brash Entertainment, LLC	Platinum Studios, Inc.
Attention: General Counsel	Attention: General Counsel
6353 Sunset Boulevard, 6th Floor	11400 W. Olympic Blvd., 14th Floor
Hollywood, CA 90028	Los Angeles, CA 90064
Telephone: 323-465-9882	(310) 807-8100
Facsimile: 323-465-9883	[FACSIMILE]

GLOSSARY ADDENDUM

"Affiliate", an "Affiliate" of or a Person "Affiliated with" a specified Person shall mean another Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person specified (other than independent contractors and leased employees), provided that the officers having management responsibility and the directors of the Person specified shall be deemed to be Affiliates of such Person. For purposes of the foregoing, "control" means 25% or more direct or indirect equity ownership or voting control.

"Alpha" shall mean the Milestone where the major development work of the Title has been completed, and from this Milestone onwards the production activities shift from creating the Title to finishing the Title. The Title shall be delivered running on the final platforms and delivery media (e.g. CD or DVD) and it shall be possible to play through the entire Title from start to finish. This Deliverable shall contain all of the final Title content with the only exception being non-playable items such as full motion video or music, for which placeholders will be provided. The Title shall be fully localized to ensure that languages can be fully tested. The Title shall provide access to parameters which allow the Title's elements to be adjusted and balanced. A test plan including the full structure of the Title as well as estimates of how much time is required to fully test the Title shall be included.

"Beta" shall mean a post-Alpha Milestone of the Title meeting all Alpha requirements and in substantial conformance with the design document, with all features and functions implemented, which effectively addresses all comments theretofore received in reviews of any prior Milestone submissions and in which all interface, memory allocation and code size issues are effectively addressed. This submission must pass established testing procedures and have no known Bugs.

"Bug(s)" shall mean a repeatable phenomenon of unintended events or actions during the running of the software under normal conditions that results in (i) the software being rendered not functional, (ii) a failure of the software to conform to the Specifications contained in the TDD, (iii) a detriment to the functionality of the software, or (iv) a detriment to the visual representation or sound of the software. Bug(s) shall not include artistic decisions or subjective design features and effects, including visual art and/or sound, (all of which shall be otherwise subject to Platinum approval as provided in this Agreement). Only if the technical delivery and display of such art, visual and/or sound as a function or lack of function is materially distorted shall it be deemed to fall within the definition of Bug.

"Bundle" shall mean the Title is combined with one (1) or more console hardware products of a third party in a single package for sale in the Territory.

"Bundling Transaction" shall mean the sale or license of the Title for the purpose of sale and distribution of such Title in a Bundle in the Territory.

"Business or Working Days" shall mean those days of the week during which businesses are generally open, i.e., Monday through Friday, with the exception of U.S. Federal Holidays~~.~~

"Change of Control" shall mean a change of ownership or control of Licensee or of its business performing the work that is the subject matter of the Agreement, such that (i) a single Person having direct or indirect majority ownership or control of Licensee ceases to have such ownership or control, or (ii) there is a change of more than fifty percent (50%) in the composition of any group of Persons having direct or indirect majority ownership or control of Licensee, but not including changes which merely substitute a Person with another Person under common ownership or control with the Person removed, or (iii) Licensee sells substantially all of its business or that portion of its business, or substantially all of the assets of such business, associated with the subject matter of the Agreement to a Person unaffiliated with Licensee.

"Confidential Information" shall mean all information relating to the Milestones and the Title or to the business of Licensee, Platinum and their Affiliates, including without limitation Platinum's involvement with the Title, the terms of this Agreement or any contract, subcontract or other agreement, relationship or arrangement relating to services or materials of any nature to be provided with respect to the Title, the identities of the Persons providing such services and materials and the terms under which such services or materials are provided or to be provided, the identity of customers and prospects of Licensee, Platinum or its Affiliates, development or marketing plans for the Title or for any other product of Licensee, Platinum or its Affiliates, cost information, specifications, computer programs and related Source Code and Design Documentation, engineering notebooks, drawings, patent disclosures and applications and their status, presentations regarding the Milestones and Title, market studies, sales information, non-public financial information, and any other information designated in writing or identified in this Agreement as confidential.

"Customer(s)" shall mean third parties, including, but not limited to, licensed manufacturers, licensees, retailers, distributors and commercial service providers (e.g., software customization companies) whom Licensee solicits, with whom Licensee negotiates, and/or with whom Licensee enters into an agreement for a Sale Transaction.

"Derivative Work" shall mean a work which is based upon one or more preexisting works, such as, but not limited to a revision, enhancement, modification, translation, abridgment, condensation, expansion, transfer to another medium, or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting works, would constitute a copyright infringement. For purposes hereof, Derivative Work shall include any compilation that incorporates such a preexisting work.

"Design Documentation" shall mean the Title's design and all technical documentation in connection with the Milestones or the Title, including without limitation, Specifications, designs, descriptions, flow charts, Source Code, Object Code, data dictionaries, data structure descriptions, file layouts, schematic diagrams, timing diagrams, circuit layouts, chip plots, chip masks, drawings and blueprints.

"Development Aids" shall mean any device, programming, programming techniques, trade secrets, documentation, media or other materials, including compilers, workbenches, programming tools, higher-level or proprietary languages and/or routing systems used by the developer for the development, maintenance and implementation of the Deliverable(s) and the Title.

"Platinum Representative" shall mean Platinum or such other individual or individuals who may be appointed from time to time in writing to Licensee by Platinum to coordinate with Licensee or the developer on behalf of Platinum with respect to this Agreement. The Platinum Representative shall be separate and apart from the creative director Platinum has a right to appoint pursuant to Paragraph 11(f)(iii) of the Agreement.

"Initial Release" aka "Release" in connection with a specified subject matter shall mean the first commercial shipment of manufactured units of the Title sold to the trade for ultimate resale to consumers.

"Instructional Materials" shall mean the printed materials intended for customer or end-user, as may be described if included in the Milestones, including without limitation user's manuals and instructions for using the Milestones or Title.

"Intellectual Property" in connection with a specified subject matter shall mean all U.S. and foreign patents, trade secrets, Technology, trademarks, trade names, copyrights, Moral Rights, designs, rights of publicity, mask work rights, utility models, and other industrial or intangible property rights of a similar nature; all grants and registrations worldwide in connection with the foregoing and all other rights with respect thereto existing other than pursuant to grant or registration; all applications for any such grant or registration, all rights of priority under international conventions to make such applications and the right to control their prosecution, and all amendments, constitutions, divisions and continuations-in-art of such applications; and all corrections, reissues, patents of addition, extensions and renewals of any such grant, registration or right

"Intellectual Property Right" shall mean the right to exclude others from access to or use of Intellectual Property.

"Milestone(s), Milestone Deliverable(s), and/or Deliverable(s)" shall mean all the materials to be delivered to Platinum by Licensee, as set forth in the Milestone Schedule and/or the Design Document.

"Milestone Schedule" shall mean the schedule of development for the Title and the date of delivery of each segment of development of the Title, i.e., each Milestone as set forth in the Milestone Schedule as shall be set forth in the Design Document.

"Object Code" shall mean computer instructions, expressed substantially or entirely in binary form, which are directly executable by a computer after suitable processing but without intervening steps of compilation or assembly.

“OEM” shall mean the Title is combined with one (1) or more PC hardware products of a third party in a single package for sale in the Territory.

"Person" shall mean a natural person, a corporation, a partnership (general or limited), a joint venture, an association, a trust or any other organization or entity including a government or political subdivision or any agency or instrumentality thereof.

"Port" means a substantially similar version of a Title for use on another computer or video game system.

"Sales Transaction(s)" shall mean the sale and license of the Title (either directly by Licensee or its Distributors, or indirectly through Customer(s), including software aggregators) for the purpose of sale and distribution of such Title in the Territory during the Term.

"Source Code" shall mean computer programming code, other than Object Code, and related documentation and comments which may be printed out or displayed in a form readable and understandable by a programmer of ordinary skill.

"Source Materials" shall mean all Source Code, Object Code, Design Documentation and Development Aids created or used by Licensee or required by Licensee for the development, maintenance or implementation of any Milestones or the Title.

"Specifications" shall mean the product specifications for the Title (both creative and technical) to be set forth by the developer in detail in the Design Document, which shall be subject in all respects to the prior written approval of Platinum and Licensee.

"TDD" shall refer to the technical design review document which is a document prepared by Licensee or the Developer and submitted to Platinum by Licensee. The TDD shall describe how each of the key games features of the Title within the Design Document shall be implemented from a technical perspective. It shall identify each of the major technical challenges for the Title, clearly describe the nature of each problem and then proceed to specify and appropriate technical solution. It shall cover all areas of the game design and production including programming, art, audio and level design.

"Technology" shall mean all discoveries, inventions, trade secrets, writing, know-how, designs, techniques, methods, formulae, algorithms, procedures and all knowledge or other information, whether or not the subject matter thereof is patentable, copyrightable or eligible for mask work protection, which are incorporated in or used in designing, developing or modifying the Milestones or the Title or any hardware or software component thereof, or are known or become known to Licensee and are useful in connection therewith, excluding subject matter in the public domain as of the date hereof or which hereafter enters the public domain through no fault of the developer.